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                    September 20, 2022

       Xizhen Ye
       Chief Executive Officer
       Longwen Group Corp.
       8275 South Eastern Avenue #200
       Las Vegas, NV 89123

                                                        Re: Longwen Group Corp.
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed September 15,
2022
                                                            File No. 000-11596

       Dear Mr. Ye:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              William Barnett